Exhibit 23.3
Independent Auditor’s Consent
Board of Directors
HALO Branded Solutions, Inc.
Sterling, Illinois
We agree to the inclusion in the Form S-1 of Compass Diversified Trust of our report, dated March 31, 2007, on our audit of the consolidated financial statements of HALO Branded Solutions, Inc. and Subsidiary, and to the reference to us under the heading “Experts” in such Form S-1.
/s/ Clifton Gunderson LLP
Peoria, Illinois
April 2, 2007

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